Exhibit 99.2

Urologix, Inc.
Certain Remarks of Brian J. Smrdel
1st Quarter FY 2014 Earnings Call
October 29, 2013

First quarter fiscal year 2014 revenue totaled $3.8 million, down 9.7% sequentially from the fourth quarter of fiscal year 2013 and down 4.8% compared to the first quarter of fiscal year 2013. The sequential decrease in revenue was also driven by a decrease in sales of 5.8% for Cooled ThermoTherapy and 16.9% for Prostiva RF Therapy. The year-over-year decline in revenue was driven by a 1.7% decline in sales of Cooled ThermoTherapy and a 10.8% decline in sales of Prostiva compared to the prior year.